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                                  EXHIBIT 99.01

NEWS RELEASE
     [GST TELECOMMUNICATIONS LOGO]

FOR IMMEDIATE RELEASE                                               MAY 17, 2000


           GST TELECOMMUNICATIONS FILES VOLUNTARY CHAPTER 11 PETITION;
               EXECUTES LETTER OF INTENT WITH TIME WARNER TELECOM

(VANCOUVER, Wash.) GST Telecommunications, Inc. (Nasdaq: GSTX), an Integrated Communications Provider (ICP) in California and the western United States, today announced that it has filed this morning in the U.S. Bankruptcy Court for the District of Delaware for protection under Chapter 11 of the U.S. Bankruptcy Code.

In addition, the Company has executed a Letter of Intent with Time Warner Telecom, Inc. (Nasdaq: TWTC) for the sale of substantially all the assets of GST for $450 million in cash, subject to the approval of the bankruptcy court, the execution and delivery of a definitive purchase agreement, satisfactory completion of due diligence, state and federal regulatory approval, and other customary terms and conditions.

The Company also announced that it has secured a commitment from Heller Financial, Inc. to provide Debtor In Possession (DIP) financing for up to $50 million and the potential for up to an additional $75 million (subject to certain restrictions and court approval) to continue day-to-day operations.

GST's filing was necessitated by escalating cash flow problems, a substantial debt load, and an inability to secure other financing. "Given our recent liquidity challenges, I believe we are taking all the right steps to preserve the value of GST by continuing to provide quality service to our customers and retain our employee base," stated Tom Malone, acting chief executive officer of GST. "Looking to our future and that of our employees, the execution of this Letter of Intent with Time Warner Telecom signals that we are not alone in our belief that GST has a valuable network, skilled and dedicated employees, as well as an attractive customer base."

GST Telecommunications, Inc., an Integrated Communications Provider (ICP) headquartered in Vancouver, Wash., provides a broad range of integrated telecommunications products and services including enhanced data and Internet services and comprehensive voice services throughout the United States, with a significant presence in California and the West. Visit GST's Web site at www.gstcorp.com.

This release may contain forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the projections made here. Additional factors which may affect actual results are contained in the Company's filings with the SEC, including the report on Form 10-K for the period ended December 31,
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1999. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

For more information, please contact:

GST Telecommunications, Inc.
Investor & Public Relations
(800) 667-4366

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